September 16, 2011

Subject: Promotion

Dear Margaret,

I am very pleased to offer you the promotion to Vice President, Corporate Controller and Chief Accounting Officer. This promotion is due to your professionalism, dedication, and strong work ethic.

With this promotion, your base salary will increase to $210,000 per year with an effective date of September 16, 2011 (which will be prorated for the year). Additionally your incentive target will increase to 35% effective September 16, 2011.

Subject to approval of the Compensation Committee, a one-time option to acquire 25,000 (Twenty Five Thousand) shares of Common Stock. Generally, grants are reviewed for approval once a quarter, and are awarded at an exercise price equal to the closing price of the Company's Common Stock on the second business day after we publicly announce our financial results for the fiscal quarter. One-fourth (1/4) of these shares will vest one year from your promotion effective date, provided that you are still employed by the Company at that time. The remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month, so long as your employment with the Company continues. Your stock option grant is conditioned on your execution of the Company's standard form of employee stock option agreement, and your stock option will be governed by and subject to the terms of that agreement. All vesting and rights to exercise under any Options offered hereunder will also be subject to your continued employment with the Company at the time of vesting.
In addition you will receive a grant of 10,000 shares of restricted stock that will vest in three installments of one-third of the shares on the first anniversary of your promotion date, one-third on the second anniversary of your promotion date, and one-third on the third anniversary your promotion date. All vesting under any Grant offered hereunder will also be subject to your continued employment with the Company at the time of vesting.
In addition, as a Vice President of the Company, you are not eligible to participate in the Company's Flexible Time Off (“FTO”) program, and you will not accrue any FTO hours. You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of your manager.

Congratulations on your promotion! And I look forward to your continued success.

Regards,

/s/ Jim Judson

Jim Judson
Chief Financial Officer

cc: Personal File